UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 1, 2010

Landry's Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-15531	76-0405386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1510 West Loop South, Houston, Texas		77027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-850-1010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

Landry’s Restaurants, Inc., (the "Company") announced today that preliminary unaudited revenues for the month of October 2010 for its Restaurant and Hospitality Division were $73.5 million versus $65.5 million in October 2009. Division level unaudited cash flows for October 2010 were $13.7 million compared with $10.9 million in October 2009.

Preliminary Adjusted EBITDA for the Restaurant and Hospitality Division in October 2010 was $9.9 million compared to $7.1 million for the same period in 2009.

Preliminary unaudited results in October 2010 for the Golden Nugget Hotels and Casinos showed revenues of $22.0 million in October 2010 versus $18.0 million in October 2009 with unaudited Adjusted EBITDA of $6.1 million in October 2010 versus $3.0 million in October 2009.

Preliminary revenues and cash flows are subject to adjustment and correction at the time they are finalized.

Adjusted EBITDA is not a generally accepted accounting principles ("GAAP") measurement. The Company defines Adjusted EBITDA as earnings from continuing operations before interest income and expense, taxes, depreciation, amortization, asset impairment expenses, gains on debt extinguishment; non-cash gains or losses on interest rate swaps not deemed hedges, transaction costs and non-cash stock based compensation expenses, and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant and gaming industry. Adjusted EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landry's Restaurants, Inc.

December 1, 2010	By:	Steven L. Scheinthal

Name: Steven L. Scheinthal
Title: EVP & General Counsel